Exhibit 99.1

Contacts:
Media:	Jamie Lacey, 301-398-4035

Investors: Peter Vozzo, 301-398-4358 or John Filler, 301-398-4086

http://www.medimmune.com

MEDIMMUNE AMENDS U.S. CO-PROMOTION AGREEMENT

FOR SYNAGIS® WITH ABBOTT

GAITHERSBURG, MD, August 31, 2005 ( MedImmune, Inc. (Nasdaq: MEDI) announced today that it has amended its U.S. co-promotion agreement with Abbott for Synagis (palivizumab), MedImmune’s first-generation monoclonal antibody (MAb) against respiratory syncytial virus (RSV). Abbott will continue to co-promote Synagis through June 30, 2006, at which time MedImmune will take full responsibility for product sales in the United States.

“MedImmune will take full responsibility for sales of Synagis in the United States starting in the 2006-2007 RSV season,” said David M. Mott, MedImmune’s president and chief executive officer. “We plan to expand our 300-person pediatric sales organization by approximately 125 professionals in advance of the 2006/2007 RSV season to replace Abbott’s co-promotion efforts. This expansion will provide us with strategic and operational advantages as we prepare for the continued growth of the pediatric infectious disease component of our business. Key opportunities in this area include the potential launch of CAIV-T, our next generation intranasal influenza vaccine, in the fall of 2007; the potential fall 2008 launch of Numax™ (motivizumab), our next-generation anti-RSV antibody; and the recently announced anti-staphylococcal antibody program currently in Phase 2 development.”

Mr. Mott added, “This transaction and the resulting elimination of the co-promotion fees to Abbott should be substantially accretive to MedImmune’s earnings per share beginning in 2007. As such, we are increasing our 2007 earnings target to approximately $1.15 per share, excluding stock option expense. Importantly, while we continue to be optimistic about the prospects of Numax, we are now positioned to achieve our 2009 earnings per share goal of $2.00, before stock option expense, whether we are selling Synagis, Numax or both.”

Under the terms of the amendment, MedImmune will continue to pay a portion of U.S. sales of Synagis to Abbott through 2006. MedImmune will also make additional payments to Abbott, including incentive payments based on the achievement of certain U.S. sales levels of Synagis during the 2005-2006 RSV season. If Numax is not approved for marketing in the United States by September 1, 2008, MedImmune will make additional payments to Abbott based upon sales of Synagis for up to two years. As previously stated, MedImmune intends to market and sell Numax on its own in the United States.

Earlier this year, MedImmune and Abbott amended their ex-U.S. distribution agreement, providing Abbott rights to distribute and market Numax upon approval outside of the United States. Abbott’s rights to distribute and market Synagis and Numax, upon approval outside the United States, are unaffected by the amendment to the U.S. co-promotion agreement for Synagis.

Updated Financial Guidance

MedImmune expects this transaction to reduce earnings-per-share in 2005 and 2006 by $0.10 to $0.11 each year, resulting in a new range for 2005 of $0.24 to $0.30 and a preliminary range for 2006 of $0.40 to $0.50*, excluding stock option expense. MedImmune expects this transaction to be substantially beneficial following 2006, with accretion in 2007 of approximately $0.28 per diluted share. As such, MedImmune is increasing its 2007 earnings-per-share target to approximately $1.15, excluding stock option expense. MedImmune is also now positioned to reach its previously stated 2009 goal of $2.00 in earnings per share, excluding stock option expense, with or without the introduction of Numax. MedImmune continues to be encouraged with the progress in its Phase 3 program with Numax, and following this transaction, has more strategic flexibility to position Numax in the market, if and when it is approved for marketing. MedImmune is providing this update on its financial guidance as a convenience to investors. Guidance and targets provided by the company are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. For a discussion of the risks associated with these forward-looking statements, see the Disclosure Notice below.

* This is the first time that MedImmune has provided a guidance range for 2006. The company anticipates that it will refine this guidance during its fall budgeting cycle and provide investors with any appropriate updates at the time it reports 2005 financial results in early 2006.

About Synagis

Synagis is indicated for the prevention of serious lower respiratory tract disease caused by RSV in pediatric patients at high-risk of RSV disease, which is prominent in the Northern Hemisphere during the winter months. Synagis is a humanized MAb given by an intramuscular injection once a month during the RSV season. Synagis was approved in 1998 by the U.S. Food and Drug Administration (FDA); in 1999, by the European Medicines Evaluation Agency; and in 2002, by the Japanese Ministry of Health, Labor and Welfare. In 2003, the FDA expanded the U.S. label for Synagis for use in young children with hemodynamically significant congenital heart disease at risk of RSV disease. To date, Synagis has been approved in 62 countries, including the United States. Synagis has been used in more than half a million babies since 1998. Adverse events with Synagis may include upper respiratory tract infection, ear infection, fever, runny nose, rash, diarrhea, cough, vomiting, gastrointestinal upset and wheezing. Very rare cases of severe allergic reactions such as anaphylaxis (less than 1 case per 100,000 patients) have been reported following re-exposure to Synagis. Rare severe, acute hypersensitivity reactions have also been reported on initial exposure or re-exposure to Synagis. Synagis should not be used in patients with a history of a severe prior reaction to Synagis or its components. For full prescribing information for Synagis, see the company’s website at http://www.medimmune.com/products/synagis/index.asp.

About Numax

Numax is an investigational humanized MAb in Phase 3 development to evaluate its potential to prevent serious lower respiratory tract disease caused by RSV in pediatric patients at high risk of RSV disease. Phase 1 and Phase 2 studies have recently been reported showing that Numax appears to have a similar safety and pharmacokinetic profile to Synagis in infants. By the end of 2005, there will be three active late-stage clinical trials underway with Numax involving more than 7,500 children worldwide. These include a pivotal Phase 3 study initiated in November 2004 comparing the safety and efficacy of Numax with Synagis in reducing serious RSV disease in high-risk infants; a second Phase 3 study initiated in November 2004 to assess whether Numax can reduce the incidence of RSV hospitalization in full-term Native American infants; and a safety study planned to begin in late 2005 in children with congenital heart disease.

About RSV

RSV is the most common respiratory infection in infancy or childhood. Approximately one-half of all infants are infected with RSV during the first year of life, and nearly all children have been infected at least once by the time they reach their second birthday. Children born prematurely as well as those with chronic lung disease or congenital heart disease are at highest risk of severe disease and hospitalization due to RSV.

Conference Call & Webcast

MedImmune will hold a conference call with the financial community on Wednesday, August 31, 2005 at 12:00 p.m. eastern time to discuss the impact of the amended agreement with Abbott for the co-promotion of Synagis in the United States. The live webcast and related information can be accessed by going to the Investor Relations section of the MedImmune website at www.medimmune.com. Following the webcast, an archived version of the call will be available at the same address until September 7, 2005. An audio replay of the webcast will be available beginning at 2:00 p.m. eastern time on August 31, 2005 and ending at midnight September 7, 2005 by calling (888) 286-8010. The passcode for the audio replay is 55928325

About MedImmune

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious diseases, cancer and inflammatory diseases. With approximately 2,000 employees worldwide,

MedImmune is headquartered in Maryland. For more information, visit www.medimmune.com.

This announcement contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties, and are present in the section captioned “Updated Financial Guidance,” as well as other sections containing words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, its quarterly reports on Form 10-Q for each of the two quarters of 2005 for which such a report was filed, its current reports on Form 8-K filed for events occurring in 2005 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.

MedImmune is developing Numax and other products described in this announcement for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

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